THE SOMERSET GROUP, INC.                 CONSOLIDATED BALANCE SHEETS
(unaudited)                        March 31,    December 31,  March 31,
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
ASSETS                                   1998         1997         1997
Current assets                                  (Restated)   (Restated)
  Cash and cash equivalents          $719,000     $600,000   $1,181,000
  Short term investments            4,651,000    5,248,000    4,730,000
  Trade accounts, and other receiva 2,038,000    1,222,000    2,097,000
  Prepaid expenses                    134,000       80,000       95,000
  Refundable income taxes                ---       203,000          ---
                                     --------    ---------    ---------
       Total current assets         7,542,000    7,353,000    8,103,000
Investments
  First Indiana Corporation (market
    values of $74,400,000, $68,515,000,
    and $41,619,000)               32,927,000   32,406,000   30,345,000
Office furniture and equipment      1,183,000    1,143,000      997,000
  Less accumulated depreciation       741,000      696,000      613,000
                                     --------     --------      -------
                                      442,000      447,000      384,000
Other assets
  Notes receivable, net               572,000      580,000      732,000
  Goodwill, net of accum. amortizat 1,112,000    1,133,000    1,122,000
  Other                               508,000      541,000      486,000
                                    ---------    ---------    ---------
                                    2,192,000    2,254,000    2,340,000
                                   ----------   ----------   ----------
Total Assets                        43,13,000   42,460,000   41,172,000
                                    =========   ==========   ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Note payable - bank                             $459,000     $481,000
  Current portion of long-term debt                 13,000       11,000
  Trade accounts payable               82,000      $60,000      $77,000
  Accrued compensation                294,000       86,000      669,000
  Taxes, other than income taxes       42,000       53,000       25,000
  Income taxes                        234,000                    20,000
  Deferred income taxes               327,000      327,000      419,000
  Other accrued expenses               29,000      104,000       78,000
                                     --------    ---------    ---------
        Total current liabilities   1,008,000    1,102,000    1,780,000
Deferred income                                     23,000
Deferred income taxes               7,945,000    7,845,000    7,061,000
Long-term debt, less current portion                30,000       41,000
Shareholders' equity
  Common stock without par value, authorized
   authorized 4,000,000 shares, issued
    and outstanding 2,900,150
    2,897,724,  and 2,871,287 share 1,856,000    1,855,000    1,849,000
  Capital in excess of stated value 3,557,000    3,549,000    3,798,000
  Accumulated other comprehensive
   income                              62,000      (22,000)     (35,000)
  Retained earnings                28,675,000   28,078,000   26,678,000
                                   ----------   ----------   ----------
        Total shareholders' equity 34,150,000   33,460,000   32,290,000
                                   ----------   ----------   ----------
Total Liabilities and
  Shareholders' equity             43,103,000   42,460,000   41,172,000
                                   ==========   ==========   ==========
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                                   -3-
See accompanying Notes to Consolidated Financial Statements